As filed with the Securities and Exchange Commission on March 1, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Team, Inc.

(Exact name of registrant as specified in its charter)

Delaware	74-1765729
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address, including zip code, of principal executive offices)

Furmanite Corporation 1994 Stock Incentive Plan, as amended

(Full title of the plan)

André C. Bouchard

Executive Vice President, Administration, Chief Legal Officer & Secretary

Team, Inc.

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(281) 331-6154

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE:

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.30 par value, to be issued pursuant to assumed stock options	132,546(2)	$33.19(3)	$4,399,201.74(5)	$443.00(5)
Common Stock, $0.30 par value, to be issued pursuant to assumed restricted stock units and performance stock units	78,977(4)	$24.67(5)	$1,948,362.59(5)	$196.20(5)
TOTAL	N/A	N/A	N/A	$639.20

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Furmanite Corporation 1994 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents shares subject to issuance upon the exercise of stock options outstanding under the Furmanite Corporation 1994 Stock Incentive Plan, as amended, and assumed by the Registrant on February 29, 2016 pursuant to an Agreement and Plan of Merger by and among the Registrant, Furmanite Corporation and TFA, Inc., dated as of November 1, 2015 (the “Merger Agreement”).
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act on the basis of the weighted average exercise price of the outstanding options.
(4)	Represents shares subject to issuance in connection with restricted stock units and performance stock units under the Furmanite Corporation 1994 Stock Incentive Plan, and assumed by the Registrant on February 29, 2016 pursuant to the Merger Agreement.
(5)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, on the basis of the average of the high and low prices for the Registrant’s common stock reported on the New York Stock Exchange on February 26, 2016 ($24.67 per share).

EXPLANATORY NOTE

Team, Inc. (“Team,” the “Company” or the Registrant”) hereby files this Registration Statement on Form S-8 (the “Registration Statement”) relating to shares of common stock, par value $0.30 per share, of Team (“Team Common Stock”) issuable pursuant to the terms of the Furmanite Corporation 1994 Stock Incentive Plan (the “1994 Plan).

On February 29, 2016, the Company and Furmanite Corporation, a Delaware corporation (“Furmanite”) completed the previously announced merger (the “Merger”) of TFA, Inc., a Delaware corporation and wholly owned subsidiary of the Company, with and into Furmanite, with Furmanite surviving the Merger as a wholly owned subsidiary of the Company, pursuant to the Agreement and Plan of Merger, dated as of November 1, 2015 (the “Merger Agreement”) by and among Team, TFA, Inc., and Furmanite. Furmanite’s common stock, without par value (the “Furmanite Common Stock”) is no longer publicly traded, and each share of Furmanite Common Stock outstanding at the time of the Merger was converted into the right to receive, subject to the terms and conditions of the Merger Agreement, merger consideration consisting of 0.215 shares of Team Common Stock and cash in lieu of fractional shares. Pursuant to the Merger Agreement, the 1994 Plan was assumed by Team at the effective time of the Merger.

Also, at the effective time of the Merger:

•	stock options with respect to shares of Furmanite Common Stock were converted into stock options with respect to Team Common Stock in accordance with the formula set forth in the Merger Agreement, with the same terms and conditions as prior to the completion of the Merger; and

•	each restricted stock unit and performance stock unit with respect to shares of Furmanite Common Stock that was not a specified award (as defined in the Merger Agreement) was converted into a restricted stock unit with respect to Team Common Stock, in accordance with the formula set forth in the Merger Agreement, with the same terms and conditions as prior to the completion of the Merger (except that performance vesting conditions no longer apply to performance stock units).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act, and the instructional note to Part I of Form S-8, the information specified in Part I of Form S-8 has been omitted from the filing of this registration statement. The documents containing the information specified in Part I of Form S-8 will be sent to plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Team shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by Registrant with the Securities and Exchange Commission (the “SEC”) and are incorporated into this Registration Statement by reference:

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, filed with the SEC on August 7, 2015 (including portions of the Registrant’s Proxy Statement for its 2015 annual meeting of stockholders filed with the SEC on August 21, 2015 to the extent specifically incorporated by reference into such Form 10-K);

•	Registrant’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2015, filed with the SEC on October 8, 2015 and Quarterly Report on Form 10-Q for the quarter ended November 30, 2015, filed with the SEC on January 11, 2016;

•	Registrant’s Current Reports on Form 8-K filed with the SEC on July 6, 2015; July 7, 2015; July 9, 2015; August 10, 2015; September 1, 2015; September 28, 2015; October 19, 2015; November 2, 2015 (excluding matters in Item 7.01 and any information pertaining to such Item in Exhibits 99.1 and 99.2 therein, which are not incorporated by reference herein); November 4, 2015; November 10, 2015; December 28, 2015; and March 1, 2016;

•	Registrant’s Current Report on Form 8-K/A filed with the SEC on September 21, 2015; and

•	The description of Registrant’s Common Stock contained in its registration statements filed pursuant to Section 12 of the Securities Exchange Act, of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless expressly incorporated into this Registration Statement, a report (or portion thereof) “furnished” on Form 8-K shall not be incorporated by reference into this Registration Statement. To the extent that any proxy statement is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 5.	Interest of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Reference is made to the provisions of Delaware General Corporation Law (“DGCL”), Article V of the Amended and Restated Bylaws of Registrant (the “Bylaws”) and Article X of the Amended and Restated Certificate of Incorporation of Registrant.

Registrant is a Delaware corporation subject to the applicable indemnification provisions of the DGCL. Section 145 of the DGCL provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of a corporation, or are or were serving at the request of a corporation in such a capacity with another business organization or entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person’s service in any such capacity. In the case of actions brought by or in the right of a corporation, Section 145 provides for indemnification of expenses (including attorneys’ fees) if the person seeking indemnification acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation unless, upon a determination by the Court of Chancery or the court in which such action or suit was brought, despite the adjudication of liability but in view of all the circumstances of the case, such person is reasonably and fairly entitled to indemnity for such expenses.

The Bylaws provide that any person who was or is made a party or who is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a “proceeding”) by reason of the fact that such person is or was a director or an officer of Registrant, while serving as a director or officer of Registrant, or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding, provided that, except under limited circumstances with respect to proceedings to enforce rights to indemnification, Registrant shall indemnify any such person in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized in the first instance by the Board of Directors of Registrant.

The Bylaws further provide that the right to indemnification as set forth in the Bylaws includes the right to be paid by Registrant the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition (an “advancement of expenses”); provided, however, that if the DGCL requires an advancement of expenses incurred by such person his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Registrant of an undertaking (hereinafter, an “undertaking”), by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

The Bylaws further provide that Registrant may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of Registrant to the fullest extent of the provisions of Article V of the Bylaws with respect to the indemnification and advancement of expenses of directors and officers of Registrant.

The Amended and Restated Certificate of Incorporation of Registrant provides that no director shall be personally liable to Registrant or its stockholders for monetary damages in breach of fiduciary duty as a director other than liability (i) for any breach of the director’s duty of loyalty to Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will automatically be deemed eliminated and limited to the fullest extent permitted by the DGCL as so amended.

Registrant has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

The above discussions of Section 145 of the DGCL and of Registrant’s Amended and Restated Certificate of Incorporation and Bylaws are not intended to be exhaustive and each is respectively qualified in its entity by reference to the applicable statute and Registrant’s Amended and Restated Certificate of Incorporation and Bylaws.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Articles of Incorporation of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K filed on December 2, 2011).

4.2	Amended and Restated Bylaws of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Quarterly Report on Form 10-Q filed on April 8, 2014).

4.3	Certificate representing shares of common stock of Team, Inc. (filed as Exhibit 4(1) to Team, Inc.’s Registration Statement on Form S-1, File No. 2-68928).

4.4	Furmanite Corporation 1994 Stock Incentive Plan, as amended.

5.1	Opinion of Locke Lord LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm for Team, Inc.

23.2	Consent of BKD, LLP, independent public accountants for Qualspec Group, LLC.

23.3	Consent of Locke Lord LLP (included in the opinion of Locke Lord LLP filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on March 1, 2016.

TEAM, INC.

By:	/s/ Ted W. Owen
Ted W. Owen
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Greg L. Boane and Andre C. Bouchard, and each of them severally, as his true and lawful attorneys-in-fact, with power to act, with or without the other, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ted W. Owen	President and Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2016
Ted W. Owen

/s/ Jeffrey G. Davis	Director	March 1, 2016
Jeffrey G. Davis

/s/ Vincent D. Foster	Director	March 1, 2016
Vincent D. Foster

/s/ Philip J. Hawk	Executive Chairman	March 1, 2016
Philip J. Hawk

/s/ Sylvia J. Kerrigan	Director	March 1, 2016
Sylvia J. Kerrigan

/s/ Emmett J. Lescroart	Director	March 1, 2016
Emmett J. Lescroart

SIGNATURE	TITLE	DATE

/s/ Michael A. Lucas	Director	March 1, 2016
Michael A. Lucas

/s/ Louis A. Waters	Director	March 1, 2016
Louis A. Waters

/s/ Sidney B. Williams	Director	March 1, 2016
Sidney B. Williams

/s/ Greg L. Boane	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 1, 2016

INDEX TO EXHIBITS

4.1	Amended and Restated Articles of Incorporation of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Current Report on Form 8-K filed on December 2, 2011).

4.2	Amended and Restated Bylaws of Team, Inc. (filed as Exhibit 3.1 to Team, Inc.’s Quarterly Report on Form 10-Q filed on April 8, 2014).

4.3	Certificate representing shares of common stock of Team, Inc. (filed as Exhibit 4(1) to Team, Inc.’s Registration Statement on Form S-1, File No. 2-68928).

4.4	Furmanite Corporation 1994 Stock Incentive Plan, as amended.

5.1	Opinion of Locke Lord LLP.

23.1	Consent of KPMG LLP, independent registered public accounting firm for Team, Inc.

23.2	Consent of BKD, LLP, independent public accountants for Qualspec Group, LLC.

23.3	Consent of Locke Lord LLP (included in the opinion of Locke Lord LLP filed as Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the signature page hereto).